Exhibit 99.2

     For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251

ENTERPRISE FINANCIAL RAISES APPROXIMATELY $15 MILLION IN PRIVATE OFFERING

St. Louis, January 25, 2010. Enterprise Financial Services Corp (NASDAQ: EFSC) announced today the completion of a private placement of common stock which raised an aggregate of approximately $15 million. On a pro-forma basis, the additional common equity increases the Company’s total risk-based capital ratio to 13.96%. The offering commenced December 11, 2009 and was available only to accredited investors meeting certain net worth and income requirements.

Peter Benoist, President and CEO, remarked, “We’re gratified by the enthusiastic response to our private offering. In roughly six weeks, we reached our maximum of $15 million from approximately 40 investors, with more demand than we could accommodate. The confidence in Enterprise demonstrated by outside investors is shared by Company insiders as well, who accounted for approximately 10% of the capital raised. This additional equity strengthens our already-solid capital base as we position Enterprise for future growth.”

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Enterprise Financial’s 2008 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.